Exhibit 11

GODFREY & KAHN, S.C.

Attorneys at Law

780 North Water Street

Milwaukee, Wisconsin 53202

Tel. (414) 273-3500

Fax (414) 273-5198

June 25, 2004

Kopp Funds, Inc.

7701 France Avenue South, Suite 500

Edina, Minnesota 55435

Ladies and Gentlemen:

We have acted as counsel to Kopp Funds, Inc., a Minnesota corporation (the “Company”), in connection with the preparation by the Company of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Company of Class I shares of capital stock, $0.01 par value, of Kopp Total Quality Management Fund (the “Fund”), which is a series of the Company, as part of the acquisition by the Fund of the assets of General Securities, Incorporated, a Minnesota corporation (the “GSI Fund”).

We have examined:  (a) the Registration Statement (including the proxy statement/prospectus contained therein), (b) the Company’s Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.  For purposes of this opinion, we have assumed that no shares of the Fund have been issued as of the date hereof.

Based upon the foregoing, we are of the opinion that the Fund shares being registered under the Registration Statement have been duly authorized and will be validly issued, fully paid and non-assessable by the Company upon transfer of the assets of the GSI Fund pursuant to the terms of the agreement and plan of reorganization included in the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of person whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.